Exhibit 99(m)(1)

THE LAZARD FUNDS, INC.

DISTRIBUTION AND SERVICING PLAN

Introduction: It has been proposed that the above-captioned investment company (the “Fund”) adopt a Distribution and Servicing Plan (the “Plan”) relating to its Open Shares in accordance with Rule 12b-1, promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to each series of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a “Portfolio”). Under the Plan, the Fund would pay the Fund’s distributor (the “Distributor”) for (a) advertising, marketing and distributing Open Shares of each Portfolio and (b) providing services to holders of Open Shares of each Portfolio. The Distributor would be permitted to pay third parties in respect of these services. If this proposal is to be implemented, the 1940 Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

The Fund’s Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Portfolio’s Open Shares for such purposes.

In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit each Portfolio and holders of its Open Shares.

The Plan: The material aspects of this Plan are as follows:

1.        As to each Portfolio, the Fund shall pay to the Distributor a fee at the annual rate set forth opposite each Portfolio’s name on Exhibit A hereto of the value of the relevant Portfolio’s average daily net assets attributable to its Open Shares for (a) advertising, marketing and distributing such shares and (b) the provision of personal services to holders of Open Shares and/or the maintenance of such shareholder accounts. The Distributor may pay third parties a fee in respect of these services. The Distributor shall determine the amounts to be paid to third parties and the basis on which such payments will be made. Payments to third parties are subject to compliance by each such party with the terms of any related Plan agreement between it and the Distributor.

2.        For the purpose of determining the fees payable under this Plan, the value of the net assets of a Portfolio’s Open Shares shall be computed in the manner specified in the Fund’s charter documents and registration statement for the computation of net asset value.

3.        The Board shall be provided, at least quarterly, with a written report of all amounts expended with respect to each Portfolio pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

4.        As to each Portfolio, this Plan will become effective upon approval by a majority of the Board members, including a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.        As to each Portfolio, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.        As to each Portfolio, this Plan may be amended at any time by the Board, provided that (a) any amendment to increase materially the costs which a Portfolio may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Portfolio’s outstanding Open Shares, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.        As to each Portfolio, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the Portfolio’s outstanding Open Shares.

Effective: July 23, 1996

EXHIBIT A

Name of Portfolio	Fee as a Percentage of Average Daily Net Assets

Lazard Capital Allocator Opportunistic Strategies Portfolio	.25%
Lazard Developing Markets Equity Portfolio	.25%
Lazard Emerging Markets Core Equity Portfolio	.25%
Lazard Emerging Markets Debt Portfolio	.25%
Lazard Emerging Markets Equity Advantage Portfolio	.25%
Lazard Emerging Markets Equity Blend Portfolio	.25%
Lazard Emerging Markets Equity Portfolio	.25%
Lazard Emerging Markets Income Portfolio	.25%
Lazard Emerging Markets Multi Asset Portfolio	.25%
Lazard Enhanced Opportunities Portfolio	.25%
Lazard Explorer Total Return Portfolio	.25%
Lazard Fundamental Long/Short Portfolio	.25%
Lazard Global Dynamic Multi Asset Portfolio	.25%
Lazard Global Equity Select Portfolio	.25%
Lazard Global Fixed Income Portfolio	.25%
Lazard Global Listed Infrastructure Portfolio	.25%
Lazard Global Realty Equity Portfolio	.25%
Lazard Global Strategic Equity Portfolio	.25%
Lazard International Equity Advantage Portfolio	.25%
Lazard International Equity Concentrated Portfolio	.25%
Lazard International Equity Portfolio	.25%
Lazard International Equity Select Portfolio	.25%
Lazard International Small Cap Equity Portfolio	.25%
Lazard International Strategic Equity Portfolio	.25%
Lazard Managed Equity Volatility Portfolio	.25%
Lazard Master Alternatives Portfolio	.25%
Lazard US Corporate Income Portfolio	.25%
Lazard US Equity Concentrated Portfolio	.25%
Lazard US Mid Cap Equity Portfolio	.25%
Lazard US Realty Equity Portfolio	.25%
Lazard US Realty Income Portfolio	.25%
Lazard US Short Duration Fixed Income Portfolio	.25%
Lazard US Small Cap Equity Growth Portfolio	.25%
Lazard US Small-Mid Cap Equity Portfolio	.25%
Lazard US Strategic Equity Portfolio	.25%

Revised as of: April 29, 2015